Exhibit 99.1

AMMO, Inc. Reaches Settlement Agreement with The Urvan Group

Wayne Walker and Christos Tsentas Join the AMMO Board

The Urvan Group to Support the Company’s Slate of Director Nominees

at 2022 Annual Meeting

Announces Formation of CEO Succession Committee

Because of Market Conditions, Company Suspends the Separation of its Ammunition and Marketplace Businesses into Two Independent Publicly Traded Companies

SCOTTSDALE, Ariz., Nov. 7, 2022 — AMMO, Inc. (NASDAQ: POWW, POWWP) (“AMMO” or the “Company”) the owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, and a leading vertically integrated producer of high-performance ammunition and components, today announced that it has reached a settlement agreement (the “Agreement”) with Steven Urvan and Susan Lokey (collectively, the “Urvan Group”).

Pursuant to the Agreement, the Company will appoint Christos Tsentas and Wayne Walker to the AMMO Board of Directors (the “Board”). Mr. Tsentas is a former investment banker with M&A and investment management experience, who also possesses firearms accessories manufacturing board experience. Mr. Walker is a corporate governance expert with significant public company experience and more than 35 years of experience in corporate turnarounds. Messrs. Tsentas and Walker will stand for election at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled for December 15, 2022. With the appointments, AMMO’s Board will increase in size to nine directors.

“We are pleased to have reached a constructive outcome with The Urvan Group,” said Fred Wagenhals, AMMO’s Chairman & CEO. “We welcome these new directors and believe they can and will contribute to our robust Board deliberations as we chart a path for the creation of shareholder value.”

“As a large shareholder, Board member and founder of GunBroker.com, I look forward to AMMO’s future, and believe the addition of Messrs. Tsentas and Walker as directors will help strengthen the Board and propel the Company forward,” said Mr. Urvan. “I see a bright future for AMMO and look forward to working with my fellow Board members to identify opportunities to drive profitable growth.”

Pursuant to the Agreement, the Urvan Group has withdrawn its slate of seven nominees and agreed to vote all of its shares in favor of the Board’s slate at the Annual Meeting. The Board will immediately form a new committee tasked with planning for CEO succession with the assistance of a nationally recognized search firm. Further, given market conditions and shareholder feedback, the Company will suspend the separation of its ammunition and marketplace businesses into two independent publicly traded companies.

The Company has also ended its previously announced internal investigation into Mr. Urvan and Ms. Lokey. Mr. Urvan will remain on the Board.

Moreover, the Agreement includes customary standstill and related provisions. The full agreement between AMMO and the Urvan Group will be filed by the Company on a Form 8-K with the U.S. Securities and Exchange Commission.

The Company will file its definitive proxy statement and other relevant documents in due course.

Shareholders do not need to take any action at this time.

Sidley Austin LLP served as legal advisor to the Company. Olshan Frome Wolosky LLP represented the Urvan Group.

About Christos Tsentas

Christos Tsentas serves as a Partner of Albion River LLC, a private direct investment firm, with a focus on aerospace, defense and government related opportunities. Earlier, he served as an investment banker at KippsDeSanto & Co., an M&A advisory firm focused on the aerospace and defense markets. Mr. Tsentas has served on the board of directors of Magpul Industries Corporation, a designer and manufacturer of firearms accessories and outdoor lifestyle products. Mr. Tsentas holds a B.S. in Finance and Accounting from the University of Virginia and an M.B.A. from Columbia Business School.

About Wayne Walker

Wayne Walker has served as President of Walker Nell Partners, Inc., an international business consulting firm since its founding in 2004. Earlier in his career, Mr. Walker served as Partner at ParenteBeard LLC, an accounting firm and as Senior Legal Counsel at E. I. du Pont de Nemours and Company. He currently serves on multiple public and private boards, including Wrap Technologies, Inc., where he serves as chairman, Petro Pharmaceuticals, Inc., AYRO, Inc. and Pitcairn Trust Company. Mr. Walker holds a B.A. from Loyola University New Orleans and a J.D. from the Columbus School of Law at the Catholic University of America.

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK ™ Visual Ammunition, /stelTH/ ™subsonic munitions, and specialty rounds for military and law enforcement use via government programs. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “seek,” “estimate,” “project,” “continue,” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: risks related to the separation of our ammunition and marketplace businesses, including that the process of exploring the transaction and potentially completing the transaction could disrupt or adversely affect the consolidated or separate businesses, results of operations and financial condition, risks related to Action Outdoor Sports, Inc. (“AOS”) not being able to recruit the appropriate members of its executive management team or board of directors, risks related to the transaction not being completed in accordance with our expected plans or anticipated timelines, or at all, risks related to the transaction not achieving some or all of any of the anticipated benefits with respect to either business, and risks related to AOS’s ability to succeed as a standalone publicly traded company. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K.

Important Additional Information and Where to Find It

AMMO, Inc. (the “Company”) intends to file a proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the Company’s shareholders for the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain copies of the Company’s proxy statement, proxy card, any amendments or supplements thereto and other documents filed by the Company with the SEC when they become available at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the Company’s Investor Relations website at https://investors.ammoinc.com or by contacting the Company’s Investor Relations Department at IR@ammo-inc.com after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Shareholders, filed with the SEC on September 13, 2021, the Company’s Annual Report on Form 10-K for the year ended March 31, 2022, filed with the SEC on June 29, 2022, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Proxy Statement for the Annual Meeting and other relevant documents to be filed with the SEC, if and when they become available.

Media Contact:

Victoria Welch

AMMO, Inc.

Phone: (480) 947-0001

vwelch@ammoinc.com

Investor Contact

Matt Blazei

Phone: (516) 386-0430

IR@ammo-inc.com